UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12
IOMAI CORPORATION
(Name of Registrant as Specified in Its Charter)
INTERCELL AG
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

[___]

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$[___]

(4)	Proposed maximum aggregate value of transaction:

$[___]

(5)	Total fee paid:

$[___]
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Intercell granted Early Termination of HSR Waiting Period for Iomai-Acquisition
Vienna (Austria), June 5, 2008 — Intercell AG (VSE: ICLL) today announced that it has received notice that the U.S. Department of Justice and Federal Trade Commission have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for Intercell AG’s proposed acquisition of Iomai Corporation.
As previously announced, Iomai and Intercell AG have entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Iomai has agreed to be acquired by Intercell AG subject to the terms and conditions of the Merger Agreement. The transaction still requires the approval of Iomai stockholders and clearance by the Committee on Foreign Investment in the United States, and is subject to other closing conditions.
Under the terms of the proposed acquisition, Intercell will acquire Iomai for USD 6.60 per share of Iomai’s common stock representing a fully diluted equity value of Iomai of approximately USD 189 million (EUR 122 million). The consideration will be paid in cash and stock. Iomai’s public shareholders, representing approximately 59 percent of Iomai’s outstanding common stock will receive cash. Certain of Iomai’s largest shareholders, together representing approximately 41 percent of Iomai’s outstanding common stock, have agreed to exchange their shares for Intercell stock at an exchange ratio corresponding to a value of USD 6.60 per share of Iomai common stock upon closing.
The combination is structured as a share exchange together with a merger of Iomai and a US subsidiary of Intercell. Certain of Iomai’s largest shareholders (and their affiliates), which together represent over 50 percent of Iomai’s outstanding common stock, have agreed pursuant to a voting agreement with Intercell that they will vote their shares in favor of the merger.
Important Additional Information Regarding the Transaction
In connection with the proposed transaction, on May 14, 2008, Iomai Corporation filed a preliminary proxy statement for its stockholders with the Securities and Exchange Commission (SEC). Iomai Corporation will be filing a definitive proxy statement for its stockholders and other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, IOMAI STOCKHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THE PRELIMINARY PROXY STATEMENT AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT AS WELL AS ANY OTHER RELEVANT MATERIALS, IN THEIR ENTIRETY BECAUSE THE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND IOMAI. Investors and stockholders may obtain copies of the proxy statements and other relevant documents filed with the SEC by Iomai free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain copies of the proxy statements and other relevant documents filed with the SEC by

Iomai free of charge (when they are available) by going to Iomai’s Investor Relations page on its corporate website at www.iomai.com.
Iomai and its directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies from Iomai’s stockholders with respect to the proposed transaction. Information regarding the interests of such potential participants in the proxy solicitation are contained in the preliminary proxy statement and will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.
About Intercell AG
Intercell AG is a growing biotechnology company which focuses on the design and development of novel vaccines for the prevention and treatment of infectious diseases with substantial unmet medical need. The Company develops antigens and adjuvants which are derived from its proprietary technology platforms and has in-house GMP manufacturing capabilities. Based on these technologies, Intercell has strategic partnerships with a number of global pharmaceutical companies, including Novartis, Merck & Co., Inc., Wyeth, Sanofi Pasteur, Kirin, and the Statens Serum Institut.
The Company’s leading product, a prophylactic vaccine against Japanese Encephalitis, successfully concluded pivotal Phase III clinical trials in 2006. The Market Authorization Application (MAA) in Europe as well as the Biological License Application (BLA) with the US Food and Drug Administration (FDA) for the use of the vaccine to prevent Japanese Encephalitis were submitted in December of 2007. The licensure application to TGA (Therapeutic Goods Administration) in Australia was submitted in February of 2008.
The Company’s broad development pipeline includes a partnered S. aureus vaccine in Phase II, a therapeutic vaccine against Hepatitis C in Phase II, a Pseudomonas vaccine in Phase II, a partnered Tuberculosis vaccine (Phase I/II), and five products focused on infectious diseases in preclinical development.
Intercell is listed on the Prime Market of the Vienna Stock Exchange under the symbol “ICLL”.
ISIN: AT0000612601
For more information on Intercell, please visit: www.intercell.com
About Iomai Corporation
Iomai Corporation has approximately 110 employees and discovers and develops vaccines and immune system stimulants, delivered via a novel, needle-free technology called transcutaneous immunization (TCI). TCI, discovered by researchers at the Walter Reed Army Institute of Research, taps into the unique benefits of a major group of antigen-presenting cells found in the outer layers of the skin to generate an enhanced immune response. Iomai is leveraging TCI to enhance the efficacy of existing vaccines, develop new vaccines that are viable only through transcutaneous administration and expand the global vaccine market.

Iomai currently has four product candidates in development: one to prevent traveler’s diarrhea and three targeting influenza and pandemic flu.
Iomai is listed on the NASDAQ Global Market under the symbol “IOMI”.
For more information on Iomai, please visit: www.iomai.com
Contact Intercell AG
Lucia Malfent
Head of Corporate Communications
Campus Vienna Biocenter 2, A-1030 Vienna
P: +43-1-20620-303
Mail to: LMalfent@intercell.com
This communication expressly or implicitly contains certain advance statements concerning Intercell AG and its business. Such statements involve certain known and unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of Intercell AG to be materially different from any future results, performance or achievements expressed or implied by such advance statements. Intercell AG is providing this communication as of this date and does not update any advance statements contained herein as a result of new information, future events or otherwise.